Exhibit 4.1

SIXTH AMENDMENT TO THE RIGHTS AGREEMENT

SIXTH AMENDMENT (this “Amendment”) dated as of August 30, 2019, to the RIGHTS AGREEMENT dated as of November 23, 2007 (the “Rights Agreement”), between Ctrip.com International, Ltd., a company incorporated with limited liability under the Cayman Islands Companies Law (the “Company”), and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation (the “Rights Agent”), as amended by a First Amendment to the Rights Agreement dated as of August 7, 2014, entered into by and between the Company and the Rights Agent (“Amendment No. 1”), a Second Amendment to the Rights Agreement dated as of August 7, 2014, entered into by and between the Company and the Rights Agent (“Amendment No. 2”), a Third Amendment to the Rights Agreement dated as of May 29, 2015, entered into by and between the Company and the Rights Agent (“Amendment No. 3”), a Fourth Amendment to the Rights Agreement dated as of October 26, 2015, entered into by and between the Company and the Rights Agent (“Amendment No. 4”), and a Fifth Amendment to the Rights Agreement dated as of December 23, 2015, entered into by and between the Company and the Rights Agent (“Amendment No. 5,” and, together with Amendment No. 4, Amendment No. 3, Amendment No. 2 and Amendment No. 1, the “Prior Amendments”). Capitalized terms used herein shall have the same meanings ascribed to them in the Rights Agreement, as amended.

WHEREAS the Company may, at its option, amend the Rights Agreement (subject to certain conditions including no adverse effect on the interests of the holders of Rights as such), without the approval of any holders of Rights, ADSs or Ordinary Shares pursuant to the provisions of Section 28 of the Rights Agreement;

WHEREAS the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement pursuant to Section 28 of the Rights Agreement; and

WHEREAS the Board desires to revise the definition of “Exempt Person” in the Rights Agreement, and the Company desires to amend the corresponding provisions of the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement, Prior Amendments and this Amendment, the parties hereto hereby agree as follows:

Section 1.    Amendment of Section 1(v). Section 1(v) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

(v) “Exempt Person” shall mean (i) the Company and any Subsidiary of the Company, in each case including in its fiduciary capacity, (ii) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity or trustee holding shares of capital stock of the Company for or pursuant to the terms of any such plan, or for the purpose of funding other employee benefits for employees of the Company or any Subsidiary of the Company, (iii) The Priceline Group Inc. and any of its Subsidiaries, (iv) Baidu, Inc. and any of its Subsidiaries or (v) Naspers Limited, MIH Internet SEA Private Limited and any of their respective Subsidiaries; provided, however, (A) with respect to clause (iii) above, such Exempt Person shall be considered an Exempt Person by reason of any such clause only to the extent that the number of Ordinary Shares Beneficially Owned by such Exempt Person (excluding the number of American Depositary Shares or Ordinary Shares of the Company that are beneficially owned by The Priceline Group Inc. and/or any of its Subsidiaries due to any such Person’s ownership or conversion of that certain note issued by the Company pursuant to a convertible note purchase agreement dated December 9, 2015 between the Company and Priceline Group Treasury Company B.V.) at all times does not exceed fifteen percent (15%) of the Ordinary Shares then outstanding in the aggregate; (B) with respect to clause (iv) above, such Exempt Person shall be considered an Exempt Person by reason of any such clause only to the extent that the number of Ordinary Shares Beneficially Owned by such Exempt Person at all times does not exceed twenty-seven percent (27%) of the Ordinary Shares then outstanding in the aggregate; and (C) with respect to clause (v) above, such Exempt Persons shall be considered Exempt Persons by reason of such clause only to the extent that the number of Ordinary Shares Beneficially Owned by such Exempt Persons at all times does not exceed eleven percent (11%) of the Ordinary Shares then outstanding in the aggregate. With respect to the Exempt Persons in each of clauses (iii), (iv) and (v) above, such Persons shall remain Exempt Persons to the extent the number of Ordinary Shares beneficially owned by such Persons exceeds the applicable ownership cap as a result of a reduction in the number of Ordinary Shares outstanding due to the repurchase of Ordinary Shares by the Company (or any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any employee benefit plan) unless and until any such Person, after becoming aware that such Person has exceeded the ownership cap set forth in clauses (iii), (iv) or (v), as applicable, acquires Beneficial Ownership of any additional Ordinary Shares.

Section 2.    Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof.

Section 3.    Governing Law. This Amendment shall be interpreted and construed in accordance with the laws of the State of New York, U.S.A. All actions and proceedings brought by the Rights Agent relating to or arising from, directly or indirectly, this Amendment may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Amendment.

Section 4.    Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Amendment shall be effective as of the date hereof.

Section 5.    Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions.

Section 6.    Rights Agreement as Amended. From and after the date hereof, any reference to the Rights Agreement shall mean the Rights Agreement as amended hereby.

Section 7.    Severability. If any term, provision, covenant, or restriction to this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 8.    Further Assurances. Each of the parties hereby agrees to execute and deliver, upon the written request of any other party, any and all such further instruments and documents as are reasonably appropriate for this Amendment to be fully effective.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

Ctrip.com International, Ltd.

By	/s/ Jane Jie Sun
	Name:	Jane Jie Sun
	Title:	Director

The Bank of New York Mellon

By	/s/ Edgar Piedra
	Name:	Edgar Piedra
	Title:	Managing Director

[Signature Page to the 6th Rights Agreement Amendment]